Exhibit 10.14

Hawaiian Telcom Confidential Information

AMENDED AND RESTATED

MASTER APPLICATION SERVICES AGREEMENT

BETWEEN

HAWAIIAN TELCOM COMMUNICATIONS, INC.

AND

ACCENTURE LLP

EXECUTED

March 13, 2009

Execution Copy

INDEX OF DOCUMENTS

Master Application Services Agreement

Exhibit A:  Definitions

Exhibit B:  Services

Exhibit C:  Fees

Exhibit D:  Service Levels

Exhibit E:  Governance

Exhibit F:  Benchmarking

Exhibit G:  Audits; Record Retention

Exhibit H:  Insurance

Exhibit I:  Minimum Data Safeguards

Exhibit J:  Customer Policies

Exhibit K:  Supplier Background Investigations and Examinations Policies and Standards

MASTER APPLICATION SERVICES AGREEMENT

This Amended and Restated Master Application Services Agreement (this “Master Agreement”), executed as of March 13, 2009 and effective as of the effective date determined in accordance with Section 16.3 (the “Effective Date”), is by and between Hawaiian Telcom Communications, Inc., a Delaware corporation (“Customer”), and Accenture, LLP, an Illinois limited liability partnership (“Supplier”).  Each of Customer and Supplier is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Supplier and Customer have previously entered into that certain Application Services Agreement dated February 5, 2007, pursuant to which Supplier provided Customer with certain software development and management services, which agreement is scheduled to expire on April 30, 2009 (as amended, the “Prior Agreement”);

WHEREAS, Supplier and Customer wish to amend and restate the Prior Agreement in its entirety and extend its term, and facilitate the means by which Supplier and Customer can enter into new agreements for new services;

WHEREAS, in connection with the foregoing, Supplier and Customer are entering into this Master Agreement and Schedule A-Application Management Services (“Schedule A”) which amend and restate in its entirety the Prior Agreement, and which will facilitate the process by which Customer and Supplier may agree to procure and provide additional services, and the terms and conditions upon which such services will be provided.

NOW, THEREFORE, for and in consideration of the agreements set forth below, Customer and Supplier agree as follows:

1.                                      Agreement Structure.

1.1                               Master Agreement.  This Master Agreement sets forth the terms and conditions which will apply to any Services which Customer agrees to procure from Supplier and which Supplier agrees to provide to Customer.  This Master Agreement does not, by itself, obligate Customer to procure any services or Supplier to provide any services.

1.2                               Schedules.  If and when Customer wishes to procure services, Customer shall so notify Supplier, and subject to reaching agreeable terms, the Parties shall negotiate and enter into a schedule (each a “Schedule”) which will identify:  (a) the Services, including any responsibilities allocated to each Party; (b) the Schedule Term; (c) the Fees to be paid; (d) any known Commissioned Materials; (e) any milestones (“Milestones”); (f) any Equipment, Software, materials or other resources which Customer is obligated to provide to Supplier for use in connection with the Services or which Customer needs to procure for itself in order to be able to use the Services; and (g) any other information relevant to the applicable Services.

1.3                               Approved Service Changes.  Approved Service Changes are entered into in accordance with Section 8.1 (Service Changes) of Exhibit B (Services) and address changes to Services or new services to be provided under an existing Schedule, as further set forth therein.

1.4                               Non-Exclusive Services.  Subject to any commitments expressly provided for in a Schedule, if any, nothing herein shall prevent Customer from performing itself, or from procuring from third parties, the Services or services similar to the Services.

1.5                               Recipients and Authorized Users.  Supplier acknowledges that although the Services are being provided to Customer, Customer may procure Services hereunder on behalf of the following:  (a) Customer; (b) Customer’s Affiliates; (c) business partners of Customer (e.g., CLEC customers who rely on Customer services that rely on the Services); and (d) Contractors, customers and suppliers of Customer and/or its Affiliates, provided in the case of Contractors, customers and suppliers, such entities use the Services solely for the benefit of Customer and/or its Affiliates or solely in connection with business transactions between such entities and Customer and/or its Affiliates (the entities in subsections (a), (b), (c) and (d) collectively, “Permitted Recipients”).  Supplier acknowledges that, if requested by Customer in writing, specified employees or Contractors of the Permitted Recipients shall have the right to access the Services (including any Customer Systems and Supplier Systems) to the same extent as Customer Personnel, and to the extent requested by Customer in writing, to interface with Supplier in connection with Supplier’s performance of the Services (“Authorized Users”).  Notwithstanding the foregoing, and other than receiving the Services as set forth herein, no Permitted Recipients (other than Customer) or Authorized Users shall obtain any rights (except as expressly set forth herein), benefits or remedies under this Agreement, nor shall any such parties have the right to enforce this Agreement.  To the extent any Schedule contains any minimum volumes, spending, or other commitments, all use of the Services by Permitted Recipients and Authorized Users shall count towards such minimums.

1.6                               Definitions.  Capitalized terms used in this Agreement have the meanings set forth on Exhibit A (Definitions).

1.7                               Terminology.  Unless expressly stated otherwise:  (a) references to Master Agreement mean this Master Agreement together with any Exhibits or other attachments hereto, but excluding Schedules; (b) references to a Schedule means a Schedule and any Exhibits or attachments thereto and Approved Service Changes entered into thereunder, and the Master Agreement as it relates to the Services under that Schedule; and (c) references to “Agreement” shall mean the Master Agreement and all Schedules.

1.8                               Order of Precedence.  In the event of a conflict, ambiguity or inconsistency between (a) the provisions of this Master Agreement and any Schedule (excluding this Master Agreement), the terms of this Master Agreement shall govern except to the extent a provision of the Schedule expressly states that it is intended to supersede a provision of the Master Agreement; and (b) a Schedule (excluding Approved Service Changes) and any Approved Service Changes thereunder, the terms of the Schedule shall govern except to the extent a provision of the Approved Service Change expressly states that it is intended to supersede a provision of the Schedule.

Notwithstanding the foregoing or anything herein to the contrary, except with respect to incremental rights granted to Customer or liabilities assumed by Supplier, a Schedule may only alter or supplement the following terms if the alteration or supplement is expressly identified in the Schedule under a heading titled “Deviations from Master”:  3, 5, 6, 10, 11, 12, 13, 14, 15, 16 of this Master Agreement or Exhibit G (Audits; Record Retention) to this Master Agreement.

1.9                               Interpretation; Rules of Construction.  The following interpretations and rules of construction shall apply:  (a) headings preceding the text of Sections, and headings to Exhibits, the table of contents and the table of Exhibits included in or attached to this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement; (b) any reference to a Section will be to the document in which it is included (e.g., the Master Agreement, an Exhibit, or a Schedule) unless such reference specifically references another document; (c) references to any Law refer to such Law in changed or supplemented form, or to a newly adopted Law replacing a previous Law; (d) the use of the term “including” and inflections thereof, or of the abbreviation “e.g.” mean “including without limitation,” “include without limitation” or “includes without limitation;” and (e) words importing the singular include the plural and vice versa where the context so requires.  The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and have engaged such legal counsel as they deemed necessary to enter into this Agreement, and as such hereby agree that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter.  References in this Agreement to “$” shall be deemed a reference to United States dollars unless otherwise specified.

2.                                      Term.

2.1                               Master Agreement Term.  The term of this Master Agreement will commence on the Effective Date and will expire five (5) years thereafter, provided that the Master Agreement will survive thereafter for the duration of any Schedule which is still in effect (the “Term”).

2.2                               Schedule Term.  The term of each Schedule shall commence on the effective date thereof (each a “Schedule Effective Date”) and shall survive for the period set forth in such Schedule (as each may be extended pursuant to Section 2.3, a “Schedule Term”).

2.3                               Renewal.  In no event will either Party be obligated to renew the Master Agreement or a Schedule unless and until the Parties have reached agreement and executed a new Master Agreement or Schedule.  Supplier agrees that if Customer does provide notice of its desire at least six (6) months prior to the expiration of the Term or a Schedule Term to renew the Master Agreement or a Schedule and includes any new or different requirements, Supplier shall provide Customer, within thirty (30) days after Supplier receives such requirements, proposed changes to the Master Agreement or a proposed new Schedule which meets such requirements and which includes pricing and other terms and conditions upon which Supplier is willing to renew the Master Agreement or Schedule.

3.                                      Services.

3.1                               Services.  Supplier shall provide the services provided for in Exhibit B (Services), each Schedule and as provided for in this Master Agreement (the “Services”).  For the avoidance of doubt, the Services identified in Exhibit B (Services) apply to all Schedules.

3.2                               Service Locations; Location of Customer Personal Data.  Each Schedule shall identify the applicable Service Locations.  Supplier shall obtain Customer’s approval prior to:  (a) performing the Services from a location other than the Service Locations expressly provided for in each Schedule; or (b) storing Customer Personal Data in, or physically transporting Customer Personal Data through, or accessing Customer Personal Data from, a country other than the country in which the Service Locations expressly provided for in each Schedule are located.  Notwithstanding the foregoing, Supplier may provide the Services from a Service Location that is not expressly identified in the applicable Schedule without Customer’s approval, provided (A) the new Service Location is in the same metropolitan area as another Service Location and is of equal to or better quality than the Service Location from which the Services were previously provided, and (B) Customer is able to obtain, at no cost to Customer, any applicable consents with respect to third party assets (e.g., Equipment, Software, etc.).  If either Party requests a change in the Service Locations, such change will be addressed pursuant to Section 8.1 (Service Changes) to Exhibit B (Services),  provided that, where Supplier is the Party requesting the change, there will be no incremental Fees to Customer and Supplier shall reimburse Customer for any incremental costs incurred by Customer as a result of such relocation of a Service Location.

3.3                               Subcontracting.  Supplier shall perform all Services using Employees of Supplier or its Affiliates or Contractors that are approved by Customer in writing, including without limitation those Contractors that have been pre-approved by Customer and identified in a Schedule (“Approved Contractors”), provided that approval will not be required for Contractors who provide contract labor (as opposed to performing and being responsible for material aspects of the Services), provided that (i) Supplier maintains daily supervision and control over such Contractors; (ii) the use of such Contractors does not exceed ten percent (10%) of the total number of Supplier Personnel that are dedicated to Customer; and (iii) Supplier notifies Customer at least thirty (30) days (or such shorter period as may be reasonable under the circumstances) advance written notice before first engaging any such Contractor.

3.4                               Non-Commercially Available Materials.  Supplier shall obtain Customer’s approval prior to using any Software to provide the Services that is not commercially available to Customer (including any Software which is used to process transactions for Customer or to automate any of the Services provided to Customer).  Supplier shall not, without Customer’s prior approval, install in any Customer System any Software that is not provided by Customer, other than Software which is a Supplier Embedded Material (subject to Section 5.2), Commissioned Material, or any Supplier Materials that are expressly identified in the applicable Schedule or an Approved Service Change thereunder.  Supplier shall ensure that any agreement for subcontracted Services, Materials (including license and maintenance agreements therefore) or leased Equipment (including maintenance agreements), in each case which are exclusively dedicated to Customer and executed after the Effective Date, is assignable to Customer, using Reasonable

Efforts to obtain the right to assign any such agreement without fees payable to the applicable third party for the right to assign; provided, however, that if Supplier cannot obtain such assignment right without such fees despite using Reasonable Efforts, Supplier shall obtain Customer’s written approval before proceeding with any such agreement.

3.5                               Responsibility for Subcontractors and Affiliates.  Supplier shall remain responsible for obligations under this Agreement performed by any Supplier Affiliate or Contractor to the same extent as if such obligations were performed by Supplier’s Employees.  Supplier shall ensure that any subcontract or license contains such provisions as are necessary to ensure Supplier’s ability to comply with the terms of this Agreement, including Section 5 (Property Rights), Section 6 (Confidentiality) and Section 12.5 (Exit Rights).  Supplier shall be responsible for the work and activities, and acts and omissions, of each of its Personnel, including compliance with the terms of this Agreement.  Supplier shall be responsible for all payments to its Contractors, and for any incremental Taxes for which Customer is responsible pursuant to Exhibit C (Fees) to the extent such Taxes are payable as a result of the engagement of such Contractor.  To the extent Customer approves of Supplier’s use of any Contractors, such approval will not relieve Supplier of any of its obligations hereunder and Supplier shall not permit any such Contractors to access any Customer Confidential Information or Customer Personal Data unless and until such Contractors have agreed in writing to be bound by the terms of this Agreement, including the terms of Section 6.

3.6                               Cooperation with Customer Contractors.  Customer may from time to time engage Contractors to perform services for, or provide products to, Customer, including managing Supplier’s obligations under this Agreement.  Supplier shall cooperate with and work in good faith with any Customer Contractors as requested by Customer.  Such cooperation shall include making available Supplier Service Locations, access to Supplier Personnel for information and knowledge transfer, access to Equipment, access to Software (to the extent permitted by applicable Software license agreements), and information regarding Services (including any Software used in connection with the Services and the configurations thereof).  Supplier’s cooperation shall be provided in a way that does not adversely affect Supplier’s performance of the Services or increase Supplier’s cost to perform the Services.  In the event there is an increase in Supplier’s costs due to such cooperation, Supplier will so notify Customer in advance and if Customer approves such cooperation in writing, the Fees will be equitably adjusted if and to the extent provided for in Section 8.3 of Exhibit B.

3.7                               Adverse Impact on Services.  Each Party will promptly notify the other Party if an event of which that Party has notice arises that, applying reasonable professional judgment, is likely to have a material adverse effect on the Supplier’s ability to perform the Services.

4.                                      Governance; Dispute Resolution.  The Parties agree to comply with the governance procedures set forth in Exhibit E (Governance).  In addition, if a Party has a dispute under this Agreement (each a “Dispute”), such Party may seek to resolve such Dispute through the process set forth in this Section 4.  Nothing in this section is intended to limit either Party’s termination rights under this Agreement.

4.1                               Account Executives.  Within five (5) business days after either Party furnishes to the other notice of a Dispute, the Customer Account Executive and Supplier Account Executive shall consider the Dispute in person or by telephone and shall attempt in good faith to resolve the Dispute for a period of ten (10) business days after their first meeting.

4.2                               Steering Committee Members.  If a Dispute is not resolved in accordance with Section 4.1 above, each Party’s most senior member of the Executive Steering Committee shall consider the Dispute in person or by telephone within ten (10) business days after the expiration of the period set forth in Section 4.1 and shall attempt in good faith to resolve the Dispute for a period of twenty (20) business days after the expiration of the period provided for in Section 4.1 above.  Unless such executives otherwise agree in writing, either Party may pursue its rights and remedies under this Agreement after the expiration of such period.

4.3                               Documentation and Request for Assistance.  During the course of Dispute resolution, all reasonable document requests made by one Party to the other Party for non-privileged information reasonably related to the resolution of the Dispute is to be honored so that each of the Parties may be fully advised of the other Party’s position.  Following resolution of a Dispute, such resolution shall be documented and delivered to both Parties.

4.4                               Continuity of Services.  Supplier acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of Customer.  Accordingly, in the event of a Dispute, Supplier shall continue to so perform all of its obligations under this Agreement in good faith during the resolution of such Dispute provided Customer continues to make payments for Fees that are not subject to the Dispute unless and until (a) authority to stop doing so is granted by Customer or conferred by a court of competent jurisdiction, (b) this Agreement or a Schedule is terminated in accordance with the provisions hereof, or (c) Supplier has the right to suspend services pursuant to this Agreement.

4.5                               Claims.  Each Party agrees that all actions under this Agreement will be brought by the Parties hereto, and not by any Affiliates or other Permitted Recipients or Authorized Users.

5.                                      Property Rights.

5.1                               General Principle.  Intellectual property which is created, conceived, reduced to practice or otherwise developed by either Party or its Related Parties in connection with the performance of such Party’s obligations under this Agreement, including any Software and other Materials, shall be referred to as “Developed IP”.  Except as otherwise provided for in this Section 5, ownership of any Developed IP will be determined in accordance with applicable intellectual property laws.  All other intellectual property (other than Developed IP), including intellectual property which either Party or its Related Parties (a) develops, acquires or licenses independently of this Agreement or during any Schedule Term, (b) has already developed, acquired or licensed prior to the Effective Date, (c) develops, acquires or licenses during the Term but which is of general applicability and not unique to the performance of such Party’s obligations under this Agreement, and, in the case of Supplier, not developed by Supplier Personnel in connection with performing the Services for Customer, (d) licenses from a third party (collectively, “Background IP”), shall be owned by such Party.  For the avoidance of doubt, in the case of Supplier, any modifications, enhancements and improvements to, or derivatives of Supplier Background IP made by Supplier or a Supplier Contractor independently or pursuant to this Agreement (excluding any Commissioned Materials or Materials that are otherwise developed by Supplier Personnel in connection with performing the Services for Customer under this Agreement) shall be deemed included in Supplier Background IP, and in the case of Customer, any modifications, enhancements and improvements to, or derivatives of Customer Background IP made by Customer or a Customer Contractor independently or pursuant to this Agreement shall be deemed included in Customer Background IP.  Under no circumstances does Customer assign to Supplier any intellectual property rights under this Agreement.

5.2                               Customer Materials.  Notwithstanding Section 5.1, Customer will own all intellectual property rights in and to any Materials which are developed by Supplier or Supplier’s Related Parties under a Schedule and which are either expressly identified in such Schedule as Commissioned Materials, or which are developed in connection with the Services or which are initially, specifically or primarily developed for Customer or Customer’s Related Parties (including any modifications made by Supplier to Customer Background IP that are Materials, collectively, “Commissioned Materials”) subject to Section 5.12 (Timing).  Except as set forth below, Supplier shall ensure that development work performed by or on behalf of Supplier in connection with the creation of Commissioned Materials shall be original, and that no Supplier owned or licensed Material (including any freeware software and Supplier Background IP) is incorporated into such Commissioned Materials.  Notwithstanding the foregoing, Supplier may embed into Commissioned Materials any Software or other Materials owned or licensed by Supplier (including any freeware software and Supplier Background IP) (“Supplier Embedded Materials”) if and only if the Supplier Embedded Material is expressly identified in a Schedule or Approved Service Change in a conspicuous manner under a heading titled “Supplier Embedded Materials” which also expressly identifies which Commissioned Material the applicable Supplier Embedded Material will be embedded in and any deviations from or other limitations on the license grant provided for below.  Except to the extent a Schedule or Approved Service Change expressly identifies deviations from or limitations on the following license, if Supplier embeds any Supplier Embedded Materials into any Commissioned Material, Supplier hereby grants to Customer, under all of Supplier’s intellectual property rights, a perpetual, global, fully paid, royalty free, irrevocable, non-exclusive, sub-licensable, transferable license (in the case of Software, in object code and, unless otherwise provided for in the applicable Schedule or Approved Service Change, source code), to load, install, execute, store, distribute, perform, display, copy, modify, maintain, create derivative works of and otherwise use or exploit in any manner any such Supplier Embedded Materials solely in connection with and as embedded in such Commissioned Material.

5.3                               Patents.  As between the Parties and subject to Section 5.2, ownership of patents for inventions conceived or reduced to practice in connection with this Agreement shall be determined in accordance with the laws of inventorship of the applicable jurisdiction where patent rights are, or may be, filed for, except that Customer shall own any patents in inventions (other than Supplier’s Background IP):  (a) which are conceived or reduced to practice in connection with the development of Commissioned Materials; or (b) which are embodied in any specifications or processes specified by or defined by Customer.  In addition, to the extent Supplier has a patent on, or intends to seek patent protection on, a process that Supplier requires Customer to follow (including pursuant to this Agreement) in order to receive the Services, Supplier shall notify Customer of such patent protection, and Customer shall be granted a perpetual, global, fully paid, royalty free, irrevocable, non-exclusive, sub-licensable, transferable license to continue to follow such process for internal purposes only after expiration or termination of this Agreement.  For the avoidance of doubt, the foregoing license does not include processes used by Supplier, but shall only apply to processes followed by Customer as required by Supplier.

5.4                               License Rights During the Term.  Each Party grants to the other, during the Term only, a global, fully paid, royalty-free, non-exclusive, license to load, install, execute, store, distribute (within its enterprise only), perform, display and copy any Materials which it provides to the other Party for use in connection with the Services, solely as necessary to provide, use, access or receive, as applicable, the Services, provided that each Party’s use of any Software provided by the other Party shall be subject to the terms of license agreements applicable to that Software and any other conditions imposed by the Party providing the Software, in each case as disclosed in writing to the Party receiving the Software.

5.5                               Supplier Background IP and Other Developed IP.

(a)                               Supplier hereby grants to Customer, under all of Supplier’s intellectual property rights, global, fully paid, royalty free, irrevocable, non-exclusive, sub-licensable, transferable license (in object code in the case of Software), perpetual license to use, load, install, execute, store, perform, display, copy, maintain and otherwise use or exploit:

(i)                                    any Supplier-owned Software (excluding Developed IP and Supplier Embedded Materials) used by Supplier to provide the Services to the extent needed for Customer or Customer’s service provider to continue to operate any Supplier Managed Customer System, Commissioned Materials or the Developed IP, for Customer’s own internal business purposes, without adversely affecting performance, functionality or interoperability of the foregoing systems in production;

(ii)                                Developed IP that Customer does not otherwise have a license to (which will include source code in the case of Software to the extent Supplier is permitted to provide Customer with such source code);

(iii)                            any Materials other than Software (excluding Developed IP) that are in Customer’s possession at any time during the Term or any Termination Assistance Period, for Customer’s own internal business purposes;

(iv)                               any Supplier-owned Software (excluding Developed IP) used by Supplier to provide the Services and which is commercially licensed by Supplier and which the Schedule expressly states is subject to this Section 5.5(a)(iv), provided that (i) this license will include source code and the right to create derivative works if such right is provided by Supplier to any other licensee, (ii) Customer’s right to use such Software shall be subject to Supplier’s then current commercial license terms and conditions, to the extent not inconsistent with this Section 5.5, (iii) the scope of Customer’s rights will be limited to the scope which Customer enjoys during the Term (e.g., if this Agreement limits Customer’s right to install such Software to a specified number of servers, such limitation will survive, or if this Agreement limits access to such Software to a specified number of users, such limitation will survive); (iv) where such software is generally licensed by Supplier for an upfront fee for a perpetual license and an ongoing annual maintenance fee, there shall be no up front license fee, and if Customer requests such maintenance, Supplier shall provide to Customer support and maintenance services for any such Software on terms and conditions generally available to other licensees, and at Fees which are consistent with those enjoyed by Customer during the applicable Schedule Term; and (v) where such software is generally licensed by Supplier on a term based basis, such license shall be subject to Customer continuing to pay for such license on a term based basis, provided that the fees will be consistent with those enjoyed by Customer during the applicable Schedule Term.

(v)                                   For the avoidance of doubt, Supplier’s Accenture Delivery Methods (ADM) manuals are not subject to the license grants set forth in this Section 5.5(a), unless or except as otherwise explicitly agreed to in a separate license arrangement. Any ADM manual that is to be excluded from the license grants in this Section 5.5(a) must be clearly marked as “Accenture Delivery Methods,” or “ADM.”

(b)                                  Except as otherwise provided in Section 5.5(a), all Supplier Background IP and Supplier-owned Software in Customer’s possession which Customer does not otherwise have a license to shall be promptly returned to Supplier upon termination or expiration of the applicable Schedule Term (and any applicable Termination Assistance Period).

5.6                               Equipment.  As between the Parties, each Party shall retain ownership of any Equipment provided by such Party to the other for use in connection with the Services; provided that, except for general office equipment (e.g., chairs, desks, telephones, personal computers and the like), Supplier shall not use any of its own Equipment to provide the Services unless expressly identified in the applicable Schedule or unless Customer otherwise consents in writing, which consent shall not be unreasonably withheld.  Each Party shall properly identify Equipment of the other Party as the other Party’s property.

5.7                               Liens.  Neither Party shall purport to pledge, or in any way charge by way of security, permit any lien to be placed on, or otherwise encumber or permit the encumbrance in any way, on any property of the other Party.

5.8                               Assignments.  Supplier hereby irrevocably and unconditionally assigns to Customer such intellectual property rights as are necessary to reflect the allocation of rights provided for in this Section 5 (Property Rights) together with any and all claims, past, present or future, of any nature whatsoever that the assigning Party may have for infringement, misappropriation, or violation of any such intellectual property rights.  If any intellectual property rights, including artists’ rights and moral rights, cannot (as a matter of law) be assigned as provided above, then Supplier hereby unconditionally and irrevocably grants to Customer an exclusive (without reservation), perpetual, irrevocable, worldwide, fully paid, royalty-free, transferable, assignable license, with the right to sublicense through multiple levels of sublicensees, to use and exploit in any manner whatsoever such intellectual property rights which cannot be assigned.  Supplier shall be responsible for securing on behalf of Customer any intellectual property rights of its Personnel and Contractors which are necessary to reflect the allocation of rights provided for in this Section 5 (Property Rights).

5.9                               No Implied Rights.  All rights not expressly granted in this Agreement are reserved.  Without limiting the generality of the foregoing, neither Party shall have any right to use any trademarks or similar rights of the other Party.

5.10                        Further Assurances.  Each Party shall, and shall cause its Personnel and Contractors to:  (a) cooperate with and assist the other Party and its designees, both during and after the Term, in perfecting, maintaining, and enforcing such Party’s or its designees’ rights under this Section 5 (Property Rights); and (b) execute and deliver to the requesting Party any documents or take any other actions as may reasonably be necessary, or as such Party may reasonably request, to perfect, maintain, protect, or enforce its or its designees’ rights in such materials or otherwise carry out the purpose of this Section 5 (Property Rights).

5.11                        Authorized Users.  All licenses granted to Customer under this Agreement (including in this Section 5 (Property Rights) and in Section 12.5 (Exit Rights)) shall extend to all Authorized Users and Permitted Recipients, and shall also extend to all Authorized Users to the extent such persons exercise such license rights solely for the benefit of Customer and Permitted Recipients and subject to the terms and conditions of this Agreement.  Customer shall be fully responsible for the use of Supplier Embedded Materials, Supplier Software and other Supplier Materials, and Supplier information by Customer Affiliates and Contractors of Customer and its Affiliates.

5.12                        Timing.  For each license granted by Supplier to Customer in this Section 5 and for any rights that Supplier is obligated to assign to Customer hereunder, such license or assignment shall be deemed consummated upon, Customer’s payment to Supplier of all fees for the month in which the item subject to the applicable license or assignment is first used in a production capacity.  To the extent any Fees for such month are disputed, then the license grant or assignment shall be deemed consummated as follows: (a) if such dispute pertains to material or work that is not the licensed or assigned item, the license grant and assignment shall be deemed consummated upon payment of undisputed Fees for the applicable month, and (b) if such dispute pertains to material or work that is the licensed or assigned item, the license grant and assignment shall be deemed consummated in accordance with the resolution of such disputed Fees pursuant to Exhibit C,

Section 6.  Until such assignment or license is consummated, the license rights provided for in Section 5.4 shall apply.

6.                                      Confidentiality.

6.1                               Definition.  For purposes of this Agreement, “Confidential Information” shall mean any and all information of a Party (the “Disclosing Party”) which is provided to the other Party (the “Receiving Party”) or to which the other Party has access as a result of this Agreement, whether in graphic, electronic, written or oral form, that (a) relates to the Disclosing Party’s business operations, financial condition, customers, products, services or technical knowledge, (b) is communicated to the Receiving Party by the Disclosing Party and identified as confidential or proprietary, (c) is identified as confidential or proprietary to which a Party has access in connection with this Agreement, (d) is communicated to a Party or to which it has access that reasonably should be understood by the Receiving Party, because of confidentiality or similar legends, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the Disclosing Party.  The Parties agree that this Agreement shall be deemed the Confidential Information of both Parties, provided that Supplier agrees that Customer’s requirements provided by Customer with respect to the Services, including any Service descriptions and the Service Levels and any other information contained in this Agreement, but specifically excluding pricing, shall be deemed the Confidential Information of Customer.  For the avoidance of doubt, Customer may not disclose the fact that any terms provided for herein were agreed to by Supplier.  In addition, Customer Confidential Information shall be deemed to include all data (A) obtained by Supplier or Supplier Contractors from Customer in connection with this Agreement, (B) hosted by Supplier on behalf of Customer, including data hosted on a Supplier Managed Customer System, and all derivatives of any of the foregoing, and (C) developed or produced by Supplier or Supplier Contractors in connection with this Agreement.  All such Confidential Information shall be and shall be deemed to have been received in confidence and shall be used only for purposes of this Agreement.  Notwithstanding the foregoing, Confidential Information will not include information which: (a) is or becomes publicly available through no fault of the Receiving Party; (b) is or was independently developed by the Receiving Party; or (c) is or was received by the Receiving Party without obligation of confidentiality.  For the avoidance of doubt, each Party’s Background IP and Developed IP, and the Commissioned Materials shall be deemed Confidential Information of the Party which owns such items, and may only be used by the other Party for the purposes set forth herein.

6.2                               General Obligations.  Neither Customer nor Supplier shall disclose, publish, release, permit the disclosure of, transfer or otherwise make available Confidential Information of the other in any form to, or for the use or benefit of, any person or entity without the Disclosing Party’s written consent.  In addition, each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its Personnel and Contractors to the extent such disclosure is not restricted under any Consents or any Laws or Governmental Approvals and only to the extent that such disclosure is reasonably necessary for, and use by Personnel and Contractors is limited to, the performance of such Party’s duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement; provided that such Personnel and Contractors have previously executed a written confidentiality agreement consistent with the terms of this Agreement.  This Section imposes no obligation with regard to that portion of Confidential Information that the receiving Party is required to disclose pursuant to Law or any order by any Governmental Authority and such Receiving Party provides, to the extent it may legally do so, the Disclosing Party with prompt notice prior to any such required disclosure, and limits such disclosure only to that information which is required to be disclosed. All Confidential Information shall be returned to Customer upon termination of this Agreement, unless otherwise directed by Customer in writing.

6.3                               Precautions.  Without limiting each Party’s obligations as provided for in Section 6.2 and Section 6.6(g), each Party shall take reasonable steps to protect the Confidential Information of the other Party from wrongful use or disclosure, which steps are at least as protective as the other Party takes with respect to protecting its own Confidential Information.

6.4                               Wrongful Disclosures.  Without limiting either Party’s rights with respect to a breach of this Section 6 (Confidentiality), each Party shall:  (a) promptly notify the other Party of any unauthorized access, possession, disclosure, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party; (b) include with such notice full details of the unauthorized access, possession, disclosure, use or knowledge, or attempt thereof (including the nature of the non-permitted use or disclosure, the Confidential Information used or disclosed, the identity of the person or persons who made the non-permitted or violating use or disclosure (or attempt thereof) (if known), the recipient of the non-permitted disclosure (if known), and what corrective action the Party took or will take to prevent further non-permitted uses or disclosures), (c) investigate or assist the other Party in investigating or preventing the recurrence of any unauthorized possession, disclosure, use or knowledge, or attempt thereof, of Confidential Information; (d) reasonably cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and (e) promptly use its Reasonable Efforts to prevent a recurrence of any such unauthorized possession, disclosure, use or knowledge, or attempt thereof, of Confidential Information.

6.5                               Residual Knowledge.  Nothing in this Agreement shall restrict a Party from using the generic ideas, concepts, or know-how developed by or disclosed to a Party in connection with this Agreement and inadvertently retained in the unaided memory of the receiving Party’s Personnel (and not intentionally memorized for the purpose of later recording or use) who have rightful access to such information under the terms of this Agreement, provided that such use does not infringe or misappropriate the intellectual property rights of a Party or breach its confidentiality or other obligations under this Agreement.

6.6                               Customer Personal Data.

(a)                                  Definition.  “Customer Personal Data” means all Customer data which can identify an individual (including, without limitation, “personal information” as defined in Haw. Rev. Stat. § 487N or any similar law, “personal data” as defined by the European Directive of the European Parliament and of Council 95/46/EC, “nonpublic personal information” as defined by GLB, “protected health information” as defined by the HIPAA, and “customer proprietary network information” as defined by Section 222 of the Communications Act, as amended (47 U.S.C. § 222), regardless of whether such laws apply to a Party, and any information about an individual, which if disclosed, would require a Party to notify the individual of such disclosure under any Laws applicable to such Party).  Without limiting the terms of this Section 6.6, Customer Personal Data shall always be deemed to be a subset of Customer Confidential Information (even if it qualifies for one of the exceptions in Section 6.1), however, to the extent there is any conflict between this Section 6.6 and Sections 6.1 through 6.4, the provisions of this Section 6.6 shall control.  In addition, any breach of a Party’s obligation set forth in this Section 6.6 shall be subject to Section 14.3(e).

(b)                                  Ownership and Use of Customer Personal Data.  As between the Parties, Customer shall be the sole and exclusive owner of all Customer Personal Data and subject to the remainder of this Section 6.6(b), Supplier is hereby authorized to have access to and utilize the Customer Personal Data to the extent necessary or appropriate for the performance of its obligations hereunder and for no other purpose.  Supplier will not, directly or indirectly: (i) possess or assert any lien or other right or interest against or to any Customer Personal Data: (ii) sell, assign, license, lease or otherwise use or commercially exploit the Customer Personal Data; or (iii) except as provided for in this Section 6.6(b), disclose Customer Personal Data to any third party.  For the avoidance of doubt, Supplier may disclose Customer Personal Data to its Employees, Affiliates, and subject to Section 3.3, Contractors and only to the extent such disclosure is reasonably necessary for the performance of Supplier’s obligations under this Agreement.

(c)                                  Compliance.  Supplier will:  (i) segregate all Customer Personal Data from that of any other client: (ii) establish and maintain procedures, systems, processes and controls intended to prevent the unauthorized access, use, disclosure, destruction, loss or alteration of any Customer Personal Data in the possession or control of Supplier or any of its Contractors, Affiliates or Personnel, or while transmitted by Supplier (or any of its Contractors, Affiliates or Personnel) to Customer, that are no less rigorous than those maintained by Supplier for its own similar data; (iii) at Customer’s request, promptly assist Customer with any subject access requests which may be received from individuals to whom the Customer Personal Data relates; (iv) promptly carry out a request from Customer to amend, transfer or delete any of the Customer Personal Data necessary to allow Customer to comply with Laws applicable to Customer in relation to Customer Personal Data; and (v) not transfer any Customer Personal Data across national borders unless authorized in writing to do so by Customer and, if authorized, ensure that the transfer is made in accordance with any reasonable instructions from Customer and any further steps necessary to ensure that the transfer is in accordance with the applicable Laws.  Without limiting the generality of the foregoing, Supplier shall comply with Customer Policies regarding procedures and safeguards against the unauthorized access, use, disclosure, destruction, loss or alteration of Customer Personal Data in Supplier’s possession, as such Customer Policies are attached as Exhibit J (Customer Policies), as such procedures may be upgraded or enhanced by Customer from time to time, provided that any such changes will be subject to the fee adjustments provided for in Section 8.3 (Equitable Adjustments) of Exhibit B (Services).

(d)                                  Archived Customer Personal Data. Unless otherwise directed by Customer, Supplier may retain archival copies of Customer Personal Data as reasonably necessary to verify Supplier’s compliance with this Agreement, subject to its confidentiality obligations as set forth in this Section 6.  Supplier shall identify such data to Customer at the time such archival copies are withheld.

(e)                                  Provision of Data; Destruction of Data.  Upon Customer’s reasonable request, for any reason and at any time during the Term and Termination Assistance Period, Supplier shall (i) promptly provide to Customer, in the format and on the media requested by Customer, all or any part of Customer Personal Data; and (ii) erase or destroy all or any part of Customer Personal Data in Supplier’s possession.  Supplier shall not withhold any Customer Personal Data as a means of resolving any dispute.

(f)                                    Data Privacy.  The Parties shall comply with their respective obligations under all privacy and data protection Laws and regulations applicable to any Customer Personal Data (collectively, the “Data Protection Laws”), provided that, for the avoidance of doubt, Supplier shall comply with all Supplier Laws and Customer shall comply with all Customer Laws.  The Parties acknowledge that, with respect to all Customer Personal Data controlled and owned by Customer and processed (as defined in the Data Protection Laws) by Supplier for the purpose of the provision of Services under this Agreement: (i) Customer alone shall determine the purposes for which and the manner in which such Customer Personal Data will be processed by Supplier; (ii) Customer shall be the data controller (as defined in the Data Protection Laws); (iii) Supplier shall be the data processor (as defined in the Data Protection Laws).  Where, in connection with this Agreement, Supplier processes Customer Personal Data on behalf of Customer as a data processor, Supplier shall (i) process the Customer Personal Data only on written instructions of Customer and to the extent reasonably necessary or appropriate for the performance of this Agreement; (ii) not disclose Customer Personal Data to any person except as required or permitted by this Agreement or with Customer’s prior written consent; and (iii) implement appropriate technical, administrative, physical and organizational measures and safeguards, as specified in Section 6.6(g).

(g)                                 Data Security.  Supplier shall provide to Customer in writing, and upon Customer’s written approval, implement commercially reasonable technical, administrative, physical and organizational safeguards and security measures which are consistent with current practices in the telecommunications and information technology industries, to (i) protect Customer Personal Data against unauthorized destruction, loss, alteration, access, misuse or disclosure, and (ii) ensure the availability, integrity and confidentiality of Customer Personal Data in the possession of Supplier and its Affiliates, Contractors and Personnel (or to which any of the foregoing has access), and during the shipping, electronic transmission and storage thereof (the “Data Safeguards”).  The Data Safeguards must comply with all security Laws applicable to any Customer Personal Data (including any Laws applicable to use, storage, possession and/or handling of Customer Personal Data), the Customer Policies (as defined in Section 6.6(i), the requirements of Exhibit I (Minimum Data Safeguards), and must be at least equal to the highest of the following:  (i) industry standards for locations similar to the applicable Service Location, (ii) industry standards applicable to the Customer Personal Data, (iii) those data security policies in effect as of the Effective Date at each Service Location; and (iv) the standards used by Supplier to protect its data which is similar to Customer Personal Data.  Supplier shall, at its sole expense, revise and maintain the Data Safeguards at Customer’s request.  In the event Supplier intends to implement a change to the Data Safeguards (including pursuant to Customer’s request), Supplier shall notify Customer and, upon Customer’s approval, implement such change.

(h)                                 Access; Breaches.  Supplier will not attempt to access or allow access to Customer Personal Data that is not required for the performance of the Services or otherwise authorized hereby.  If any unauthorized access to Customer Personal Data that requires Customer, under applicable Law or in its business judgment, to make a notification to any third party, Customer shall be solely responsible for making such notification, including determining the content, methods, and means of such notification.  Supplier shall reasonably cooperate with Customer in formulating such notification, but Supplier shall not make any such notification at its own initiative without Customer’s prior consent.  Subject to Section 14.2 (Limitation on Damages), Supplier will pay the reasonable costs and expenses of investigation, remediation and notification to the extent the security breach is caused by or related to a breach of this Agreement by Supplier or Supplier’s Related Parties (including credit monitoring for each person whose Personal Data was or may have been compromised).  For the avoidance of doubt, the requirements of this Section 6.6(h) are in addition to the requirements of Section 6.4.

(i)                                    Customer Policies.  Without limiting the generality of this Section 6.6 (Customer Personal Data), Supplier will comply with the Customer policies attached hereto as Exhibit J (Customer Policies), as they may be changed by Customer from time to time (the “Customer Policies”), subject to Section 8.3 (Equitable Adjustments) of Exhibit B (Services), and ensure that all Customer Personal Data residing on a Supplier System or in a Supplier Service Location is physically segregated from the data of any other Supplier Customer.

(j)                                    Confidentiality and Training.  Supplier shall maintain a written policy, consistent with the obligations imposed by this Agreement, with respect to the proper management of Customer Personal Data by Supplier Personnel.  Supplier shall institute an express disciplinary process to take punitive measures, up to and including dismissal, against any Supplier Personnel that violate this policy.  Supplier shall specifically train all Supplier Personnel that will handle Customer Personal Data with respect to the proper handling of Customer Personal Data and the data privacy, data security, and confidentiality obligations imposed by this Agreement.

6.7                               Duration of Obligations.  The receiving party’s obligations under this Section 6 (Confidentiality) will continue during the Term and Termination Assistance Period and survive the expiration or termination of the Agreement for a period of seven (7) years after the End Date, provided that obligations with respect to Customer Personal Data shall survive indefinitely.

6.8                               Reserved.

6.9                               Use of Customer Systems.  To the extent a Schedule obligates Customer to provide Supplier with any access to a Customer System, such access shall be solely for purposes of performing the Services, and Supplier’s access shall be limited to those specific Customer Systems identified in a Schedule and the time periods and personnel designated by Supplier and agreed to by Customer and Supplier.

7.                                      Fees; Payments; Taxes.  The Parties will comply with the terms of Exhibit C (Fees).

8.                                      Audits.  The Parties will comply with terms of Exhibit G (Audits; Record Retention).

9.                                      Reserved.

10.                               Representations; Warranties and Covenants.

10.1                        Representations.

(a)                                  General.  Each Party represents and warrants to the other, as of the Effective Date and each Schedule Effective Date, that:  (i) it is an entity which has been duly formed and is validly existing and in good standing under the Laws of the jurisdiction where it is formed; (ii) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Schedule; (iii) the execution, delivery and performance of this Agreement and each Schedule: (A) has been duly authorized by its requisite officials, and (B) shall not conflict with, result in a breach of, or constitute a default under any other agreement to which it is a party or by which it is bound; (iv) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement or any Schedule; and (v) there is no outstanding (or, to the best of its knowledge, pending or threatened) litigation, arbitrated matter or other dispute to which it is a party that, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on its ability to fulfill its obligations under this Agreement or any Schedule.

(b)                                  Infringement.  Each Party represents and warrants that as of the execution of each Schedule, except to the extent expressly noted otherwise in such Schedule, to its knowledge, any Equipment or Materials (excluding Commissioned Materials) provided by such Party thereunder will not infringe upon or misappropriate the intellectual property rights of a third party.  Supplier represents and warrants that as of the execution of each Schedule, except to the extent expressly noted otherwise in such Schedule, Deliverables will not infringe upon any copyrights or trade secrets of a third party, and, to the knowledge of Supplier, will not infringe upon any third party patents validly issued as of the Schedule Effective Date of the applicable Schedule, or in the case of Commissioned Materials, the date Supplier commences such development (but in all cases only with respect to patent rights in the countries from which the Service is being provided or to which the Service is provided).  Each party’s exclusive remedy with respect to infringement is set forth in Section 13.4 with respect to Supplier indemnity and Section 13.5 with respect to Customer indemnity.

(c)                                  Verizon Software.  Customer represents, warrants and covenants that the “Software,” “Verizon Deliverable” and “Verizon Proprietary Software” (each as defined in the license agreement between Customer and Supplier attached hereto as Exhibit L (Verizon Sublicense), the “Verizon Sublicense Agreement”) delivered or made available to Supplier is in the form and content as it was provided to Customer pursuant to the SDLA or the SLA (as defined in the Verizon Sublicense Agreement), as modified by or for the benefit of Customer, including by Supplier pursuant to the Prior Agreement.

10.2                        Warranties.

(a)                                  Supplier warrants that during the applicable Warranty Period, its modifications to and development of Deliverables (a) shall comply with their applicable specifications (and functional requirements in the case of Software) and the requirements of this Agreement in all material respects, and (b) in the case of Software, shall not adversely affect the stability, performance, functionality or compatibility of any other Software in a material respect.  Supplier will promptly correct any failures to comply with the foregoing warranty (each a “Warranty Defect”) within a reasonable time under the circumstances, not to exceed sixty (60) calendar days from receipt of a non-conformity notice (provided that Customer notifies Supplier of such non-compliance within the Warranty Period).  Notwithstanding the foregoing, Supplier will be excused from its obligations in this Section 10.2(a) to the extent a Warranty Defect caused by: (a) any Person (other than Supplier Personnel) making any revisions or modifications to the Deliverable after its provision to Customer; (b) Customer’s misuse or operation of the Deliverable other than in accordance with the applicable documentation or design identified in the applicable Schedule; or (c) use of the applicable Deliverable on hardware that does not meet any minimum hardware requirements identified in the Schedule, if any (unless such hardware is otherwise recommended, supplied or approved by Supplier).

(b)                                  For purposes of this Agreement, the “Warranty Period” means the specified number of months set forth below after the Acceptance of a particular Deliverable by Customer.  The Warranty Period shall be two (2) months after Acceptance for the functionality of those components of Deliverables that execute on an ongoing or on a daily or weekly cycle, six (6) months after Acceptance for the functionality of those components of Deliverables that execute on a monthly or quarterly cycle, and two (2) years after Acceptance for the functionality of those components of Deliverables that execute no more frequently than on an annual cycle.  Acceptance shall occur as of the date provided for in Section 13 (Acceptance Testing) of Exhibit B (Services).

10.3                        Covenants.

(a)                                  Each Party covenants that it has and will have the full power and authority to grant the other Party the rights granted herein.

(b)                                  Supplier covenants that it shall (i) comply with all Laws that (a) pertain to Supplier’s operation of its business, and/or (b) pertain to Supplier’s obligations in connection with the provision of the Services (i.e., information technology, business process outsourcing, or other such services defined in the applicable Schedule, but not telecommunication services provided by Customer to its customers) (including those applicable to Supplier as a processor of Customer Personal Data) (“Supplier Laws”); (ii) perform the Services in accordance with the information Customer provides to Supplier pursuant to Section 10.3(c); (iii) obtain and maintain all Governmental Approvals applicable to it, and provide any notice to any Governmental Authority that it is required to make, in each case under any Supplier Law (collectively, “Supplier Governmental Approvals”); (iv) provide the Services with promptness, diligence and in a professional manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services, and shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services; and (v) to the extent that resources or services are charged on a person hour or other non-fixed basis (including charges billed on a time and materials basis and pass-through basis), Supplier shall use Reasonable Efforts to efficiently use the resources or services necessary to provide the Services, and to perform the Services in a reasonably cost efficient manner consistent with the required level of quality and performance.

(c)                                  Customer covenants that it shall comply with all Laws that (a) pertain to Customer’s operation of its business, and/or (b) regulate Customer in its capacity as a provider of products and services in the telecommunications industry (including those applicable to Customer as a data owner and controller of Customer Personal Data) (“Customer Laws”).  Customer acknowledges that Supplier is not obligated or expected to determine whether its Services, Deliverables, suggestions, analyses or recommendations, if implemented, would result in Customer being in compliance with Customer Laws, and to the extent Customer requires a change to the Services to enable Customer to comply with Customer Laws, Customer shall be responsible for determining such change is required and for requesting such change in accordance with Section 8.1 (Service Changes) to Exhibit B (Services).

(d)                                  Customer shall be responsible for all of its costs of complying with Customer Laws (including changes thereto) and Supplier shall be responsible for all of its costs of complying with Supplier Laws (including changes thereto).

10.4                        Consents.  Each Party will be responsible for obtaining any Required Consents which it is obligated to procure as provided for herein or which it otherwise needs to comply with its obligations hereunder, provided that, where a Schedule states that Supplier is obligated to secure a Required Consent which Customer would otherwise be obligated to secure, Supplier shall secure such Required Consent on the terms set forth in the applicable Schedule.

10.5                        Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN  SECTION 10.1, 10.2 OR IN A SCHEDULE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. SUPPLIER DOES NOT REPRESENT OR WARRANT THAT THE OPERATION OF ANY SOFTWARE SHALL BE UNINTERRUPTED OR ERROR FREE.

11.                               Termination; Termination Fees.

11.1                        Termination for Convenience.  Customer may terminate any Schedule(s) or portion(s) thereof for convenience and without cause by giving Supplier notice of the termination at least ninety (90) calendar days prior to the effective date of termination specified in the notice.  In such case, Customer shall pay Supplier the Termination Fees and Wind Down Expenses, if any,

for the applicable Schedule(s).  If a purported termination by Customer pursuant to any subsection of this Section 11 other than this Section 11.1 is determined not to be a proper termination for cause, such termination shall be deemed a termination for convenience subject to this Section 11.1.

11.2        Reserved.

11.3        Termination for Change in Control of Supplier or Supplier’s Parent.  In the event of a Change in Control of Supplier or Supplier’s parent, Customer shall have twelve (12) months following the closing of such Change in Control to terminate any Schedule(s) or portions(s) thereof by giving Supplier ninety (90) days prior written notice of the termination, effective as of the date specified in such notice, and by paying to Supplier Wind Down Expenses, if any, for the applicable Schedule(s).  Additionally, if during such twelve (12) month period, Service Credits payable in any three consecutive months exceed 20% of the Amount at Risk for each such month, all Service Credits and Service Credit caps shall be multiplied by 1.5 for the remainder of such twelve (12) month period.  Supplier shall provide Customer with written notification upon closing of any Change in Control which would be subject to this Section.

11.4        Termination for Financial Degradation.  Customer may terminate any Schedule(s) or portion(s) thereof by giving Supplier notice of the termination, effective as of the date specified in said notice, if there is a substantial doubt as to Supplier’s ability to continue as a going concern, as determined in accordance with generally accepted accounting principles.  In the event the Parties do not agree that Supplier is in such a condition, the Parties shall engage a mutually agreed upon, appropriately qualified independent auditor to make a final determination.

11.5        Termination for Cause by Customer.  Customer may terminate any Schedule(s) or portion(s) thereof by giving written notice thereof to Supplier and effective as of the termination date set forth in such notice, and without limiting Customer’s other rights or remedies under this Agreement, at law or in equity if:  (a) Supplier fails to perform any obligation under a Schedule in a material respect and does not cure such breach within thirty (30) calendar days after receipt of a notice of breach from Customer (or such longer period as the Parties may agree to in writing on a case by case basis), provided, that if Supplier works diligently and in good faith to cure such breach and such breach is not capable of being cured within thirty (30) days, Supplier may request a reasonable amount of additional time to cure such breach if it demonstrates that it is capable of curing such breach within the additional period, which request may be granted or denied in Customer’s sole discretion.

11.6        Termination for Insolvency/Financial Degradation.  Customer may terminate this Agreement in whole, but not in part, in the event that Supplier (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for it, (iii) passes a resolution for its voluntary liquidation, (iv) has a receiver or manager appointed over all or substantially all of its assets, (v) makes an assignment for the benefit of all or substantially all of its creditors, (vi) enters into an agreement or arrangement for the composition, extension or readjustment of substantially all of its obligations or any class of such obligations, (vii) has any of its publicly traded equities delisted from any stock exchange, or (viii)

experiences an event analogous to any of the foregoing in any jurisdiction in which any material portion of its assets are situated.

11.7        Termination for Cause by Supplier.  Supplier may terminate a Schedule if:

(a)           Customer fails to pay undisputed charges under such Schedule that in total are equal to or greater than the Fees due for two (2) months under such Schedule based on the average monthly billing for the prior twelve (12) months or portion thereof (the “Minimum Amounts”).  If Supplier desires to terminate such Schedule pursuant to this Section 11.7(a), Supplier shall first provide written notice of the amounts claimed to be past due and an express statement that Supplier intends to terminate such Schedule, citing this section of the Agreement if the payment failure is not cured within the time frame set forth below.  If Customer does not cure the payment failure within thirty (30) days after receipt of such notice and Supplier wishes to proceed toward exercising its right to terminate such Schedule under this Section 11.7(a), Supplier shall send a second notice containing the same information as the first notice.  Supplier may terminate such Schedule if amounts in excess of the Minimum Amounts remain unpaid after thirty (30) days following Customer’s receipt of the second notice.  For the avoidance of doubt, the failure to pay amounts that are in dispute will not be grounds for termination under this Section 11.7(a);

(b)           Customer breaches, in a material respect, its obligations to maintain the confidentiality of Supplier Confidential Information, with the intent to breach such obligations, and fails to correct the underlying systemic cause of the breach within thirty (30) days after written notice from Supplier of its intent to terminate for cause;

(c)           Customer breaches, in a material respect, restrictions associated with its license to Supplier Embedded Materials, Supplier Software or other Supplier Materials, or Supplier information, with the intent to breach such obligations, and fails to correct such breach within thirty (30) days after written notice from Supplier of its intent to terminate for cause, provided that, for the avoidance of doubt, any wrongful disclosure of any such items or materials shall be subject to subsection (b) above; or

(d)           Customer rejects the Schedule pursuant to section 365 of Title 11 of the United States Code (the “Bankruptcy Code”) while a debtor under the Bankruptcy Code.

11.8        Termination for Change in Laws.  If a Law arises or there is a change in any Laws, which in either case, results in a material (a) increase in Customer’s costs for the Services, (b) adverse change in the Services, or (c) degradation of the Services, Customer may terminate the applicable Schedule(s), or portion(s) thereof, effective as of a date specified in such notice, subject to the payment of the Wind Down Expenses, if any, for the applicable Schedule(s).

11.9        Impact of Termination on Obligations.  The termination of this Agreement or any Schedule(s), or portion(s) thereof, in accordance with Sections 11.1-11.8, shall not relieve either Party of any of its obligations which have accrued prior to such termination (including

Customer’s obligation to pay Fees and costs due and payable for Services performed by Supplier in accordance with this Agreement).

11.10      Savings Clause.

(a)           Customer shall not be deemed to be in breach of this Agreement for failing to perform an obligation (other than an obligation to pay Fees) which is necessary to enable Supplier to perform an obligation hereunder, provided that, subject to the procedures set forth in the remainder of this Section 11.10 (Savings Clause), Supplier shall be excused from the failure to perform an obligation hereunder or the failure to achieve a Service Level, if and to the extent such failure is caused by and such failure would not have occurred but for the following: (i) Customer’s or a Customer’s Related Party’s failure to perform an obligation expressly assigned to Customer in this Agreement (including the failure to perform within the specified time period, or if no time period is specified, within a reasonable time), (ii) Customer’s direction to Supplier to take or refrain from taking certain actions or to reallocate or reprioritize Supplier resources, provided that such direction is provided by the Customer Account Executive to Supplier in writing, and provided that in each case such information relates primarily to Customer’s business requirements as opposed to means of performing the Services; (iii) acts or omissions of Customer’s Contractors (which the Parties agree includes the failure of a Customer Contractor to cooperate with Supplier), except to the extent such acts or omissions are directed by Supplier; (iv) Customer’s failure to obtain Required Consents which Customer is obligated to secure; or (v) the applicability of any other provision of this Agreement that expressly provides for relief from nonperformance or Service Level failures in accordance with such provision (each of the foregoing, a “Possible Excuse”).

(b)           In the event of any such Possible Excuse, Supplier shall promptly provide Customer with advance written notice of such Possible Excuse, identifying Customer’s applicable obligations and the relevant Supplier obligation or Service Level  that is at risk and as much time to correct such failure as is reasonably practical under the circumstances.  Supplier shall not be excused pursuant to Section 11.10(a) if Customer rectifies (or causes to be rectified) the situation giving rise to a Possible Excuse prior to the time frame in which Supplier is required to perform.  Notwithstanding any provision of this Agreement to the contrary, under no circumstances shall Supplier be obligated to perform any of Customer’s responsibilities set forth in this Agreement.

11.11      Termination Fees and Wind Down Expenses.  Customer shall not be obligated to pay Termination Fees or Wind Down Expenses set forth in the applicable Schedule(s) except upon a “Termination Fee Triggering Event”, which shall consist of (a) any termination of such Schedule by Customer “for convenience” under Section 11.1; (b) any termination of such Schedule by Supplier “for cause” under Section 11.7; and (c) wherever another provision of this Agreement expressly states that Customer is obligated to pay such amounts.

11.12      Partial Terminations.  To the extent Customer is entitled to terminate less than all of the Services under a Schedule, Customer’s obligation to pay for the terminated Services shall cease, provided that if the Fees for such Services are not separately stated, the Fees under the

Schedule will be equitably adjusted downwards to reflect the removal of such Services in accordance with Section 8.3 (Equitable Adjustments) of Exhibit B (Services).

12.           Termination Assistance and Exit Rights.

12.1        Services.  Upon expiration or termination of any Schedule or any Services provided under a Schedule for any reason, or if Customer rejects the Agreement pursuant to section 365 of the Bankruptcy Code in a bankruptcy case, Supplier shall continue to provide all or part of such Services, as requested by Customer, for a period of up to twelve (12) months (the “Termination Assistance Period”).

12.2        Termination Assistance.  Commencing upon either Party providing the other a notice of termination, or twelve (12) months prior to the expiration date, and continuing through the end of the Termination Assistance Period, Supplier shall provide Customer with such information, cooperation and assistance as Customer may request to effect a smooth and seamless transition of the Services to Customer or to a third party designated by Customer (a “Successor”) (such information, cooperation and assistance, “Termination Assistance”).  Termination Assistance shall include, without limitation:  (a) providing appropriate information concerning the migration of the Services in a format reasonably requested by Customer, including parameters and application and network identification numbers, data network and data center configuration information, and control information; (b) obtaining and utilizing additional equipment (e.g. tape duplicating equipment), sufficient to facilitate timely data transfer and transition as described above; (c) developing (to the extent they do not already exist) tools and utilities to assist in the extraction of data and configuration-related information; (d) reviewing applicable software libraries with Customer or other services providers; (e) assisting in establishing naming conventions for the new data center site; (f) unloading production databases; (g) tendering tapes of production databases (with content listing) to the appropriate operations staff; (h) assisting with the loading of the databases; (i) assisting in the execution of a parallel operation; (j) allowing interconnectivity through secure firewalls to the data center; (k) assisting Customer with development of a transition plan; (l) providing know-how and technical knowledge and training to Customer staff or designees with respect to use of any Equipment, Software, processes or networks that are subject to the Termination Assistance; (m) cataloging existing applications, system software, data files and tape libraries, and update procedures; (n) transferring program and data files to Customer or an alternate provider, including information on how any Software is configured (e.g., configuration files) and business rule logic for Software; (o) explaining operating procedures, job streams, backup procedures and disaster recovery methods; (p) providing reasonable technical assistance Customer may need, including, without limitation, capacity planning, consulting services, facilities planning, software configuration, telecommunications planning, reviewing all system software, generating machine readable listings of source code, uploading production databases, providing parallel processing and testing and providing hardware where practical; (q) providing system operational procedures knowledge; (r) providing network operational procedures and design knowledge; (s) attendance at scheduled transition status meetings; (t) preparation of a final report summarizing the turnover tasks results; (u) information relating to the number and function of each of the Supplier Personnel; (v) reasonable training for personnel of Successor in the performance of the Services being transitioned to Successor; (w)

information related to the Services that will assist Customer in drafting requests for proposals relating to the Services, and cooperation with, and due diligence information for, recipients of such requests for proposal; and (x) other services requested by Customer necessary to facilitate the transfer of Services.

12.3        Terms.  During the Termination Assistance Period, all terms and conditions of this Agreement will remain in effect, including Fees, Service Levels (to the extent Supplier has not transitioned responsibility for the underlying Service(s) to Customer or its Contractors), and Service Credits, except that any minimum purchase requirements, revenue commitments, utilization requirements or other such requirements will not be applicable, and the Fees for the Services will be equitably adjusted downwards as Services are assumed by Customer or Successor.

12.4        Payment.  Termination Assistance activities provided by Supplier which Supplier is otherwise obligated to provide as part of the Services (e.g., which Supplier is obligated to provide pursuant to any section of this Agreement other than Section 12.2) shall be provided at no additional charge to Customer.  Termination Assistance activities which are outside of the scope of the Services (e.g., the basis for Supplier’s obligation to perform such activities is Section 12.2) shall be subject to Section 8.1 (Service Changes) of Exhibit B (Services) (and the then current time and materials rates provided for in the applicable Schedule or any other Schedule shall govern).  In the event of a termination pursuant to Section 11.5 (Termination for Cause by Customer), the Parties agree that Customer’s payment of Fees for Termination Assistance Services shall not preclude Customer from asserting that such Fees are direct damages, which shall be subject to Section 14.2.

12.5        Exit Rights.  For the avoidance of doubt, Customer shall be required to pay any costs specified in this Section 12.5 in addition to Wind Down Expenses paid by Customer under the applicable Schedule(s), to the extent such costs are not duplicative, provided that to the extent they are duplicative, costs paid under this Section 12.5 shall be deducted from the Wind Down Expenses.

(a)           Customer Property.  At Customer’s request, Supplier shall, and shall cause Supplier’s Related Parties to, deliver to Customer, at no cost to Customer, a current copy of all Materials owned by Customer or for which Customer has a license pursuant to Section 5 (Property Rights), as well as all Equipment, Customer Personal Data and any other Customer property.  With respect to Software, Software will be provided in the form used to provide the Services as of the time of Customer’s request.  At the request of Customer, Supplier shall, and shall cause Supplier Contractors to, destroy or erase all copies of all such Materials which are owned by Customer.  An authorized officer of Supplier shall certify to Customer that all such copies have been destroyed or erased.

(b)           Supplier Owned and Licensed Materials.  Customer shall have the rights provided for in Section 5 (Property Rights).

(c)           Dedicated Agreements.  Upon Customer’s request, to the extent assignment is permitted (subject to Section 3.4 (Non-Commercially Available Materials), Supplier will assign to Customer any agreements for subcontracted Services or Materials which are dedicated to Customer.

(d)           Shared Contracts.  Upon Customer’s request, Supplier shall provide reasonable assistance to Customer or Successor to obtain directly from third parties any subcontracted Services or substitute therefor.

(e)           Equipment.  Upon Customer’s request, Supplier shall, and shall cause Supplier Contractors to, (i) assign to Customer or its designee leases for some or all of the Equipment (excluding laptops, printers and other such non-datacenter equipment used by Supplier Personnel) dedicated to providing the Services to Customer, to the extent assignment is permitted, subject to Section 3.4 (Non-Commercially Available Materials); and (ii) sell to Customer, at Supplier’s then-current book value, some or all of the Equipment owned by Supplier or Supplier Contractors and dedicated to providing the Services to Customer (and all user and other documentation in its possession that relates to such Equipment) free and clear of all liens, security interests or other encumbrances.

(f)            Personnel.  Unless otherwise agreed to by the Parties in writing, during the Term and twelve (12) months thereafter, neither Party shall, directly or indirectly, knowingly solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any employee of the other Party who is or was actively involved in the performance or evaluation of the Services.  Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement shall not prohibit (i) solicitations through general public advertising or other publications of general public circulation; or (ii) the hiring of any employee of a Party who responds to such solicitations or who otherwise contacts the other Party without such other Party having solicited such employee.

13.           Indemnification.

13.1        Bodily Injury and Property Damage.  Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates, and their respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be), Contractors and agents (collectively, each Party and such persons and entities, the “Indemnitees”), from and against any Losses arising from claims by third parties relating to personal injury (including bodily injury or death) of any person or damage to real and/or tangible personal property to the extent caused by the negligence or willful misconduct of the indemnifying party or Related Parties or Personnel.

13.2        Indemnification by Supplier.  Supplier shall indemnify, defend and hold harmless Customer, Customer Affiliates and their Indemnitees from and against any and all Losses arising from claims by third parties, whether based in whole or in part in contract, tort, negligence, statute or otherwise, to the extent caused by any of the following:

(a)           The failure of Supplier to perform any obligations under any license, lease or other agreement between Supplier and a third party;

(b)           The failure of Supplier to perform any obligations under any third-party license, lease or other agreement assigned by Supplier and assumed by Customer in connection with the expiration or termination of this Agreement, provided that this Section 13.2(b) shall apply only to Losses payable to such third party that are based on acts or omissions occurring during the period preceding the date of such assumption;

(c)           The failure of Supplier to comply with Supplier Laws;

(d)           Supplier’s failure to obtain any Required Consents; provided, however, if the failure to obtain a Required Consent is an infringement or alleged infringement of intellectual property, this Section 13.2 shall not apply and Section 13.4 shall constitute Supplier’s sole and exclusive obligation and liability with respect to the failure to obtain such Required Consent;

(e)           To the extent not related to any wrongful acts or omissions committed or alleged to have been committed by Customer or any Customer Affiliate or any Authorized Users, any claims brought by any Contractor or Related Party of Supplier arising under or in connection with an agreement between Supplier and such Contractor or Related Party;

(f)            Supplier’s breach of any of its representations and warranties set forth in Section 10.1(a);

(g)           Any breach of Supplier’s obligations hereunder with respect to Taxes; or

(h)           Any claims brought by other customers of Supplier caused by the provision of the Services from a Service Location that is shared with other customers of Supplier.

13.3        Indemnification by Customer.  Customer shall indemnify, defend and hold harmless Supplier, Supplier Affiliates and their Indemnitees from and against any and all Losses arising from claims by third parties, whether based in whole or in part in contract, tort, negligence, statute or otherwise, to the extent caused by any of the following:

(a)           The failure of Customer to perform any obligations under any license, lease or other agreement between Customer and a third party;

(b)           The failure of Customer to perform any obligations under any third-party license, lease or other agreement assigned by Supplier and assumed by Customer in connection with the expiration or termination of this Agreement, provided that this Section 13.3(b) shall apply only to Losses payable to such third party that are based on acts or omissions occurring during the period from and after the date of such assumption;

(c)           Customer’s failure to obtain any Required Consents; provided, however, if the failure to obtain a Required Consent is an infringement or alleged infringement of intellectual property, this Section 13.3 shall not apply and Section 13.5 and Section 11.10 (Savings) shall constitute Customer’s sole and exclusive obligation and liability with respect to the failure to obtain such Required Consent;

(d)           Any third-party claim which arises in connection with the use by Customer of any Deliverable or Services provided by Supplier to Customer under this Agreement, except to the extent covered by Supplier’s indemnity obligations under this Agreement;

(e)           Any breach of Customer’s obligations hereunder with respect to Taxes;

(f)            The failure of Customer to comply with Customer Laws; or

(g)           Customer’s breach of any of its representations and warranties set forth in Sections 10.1(a) of this Agreement and Sections 9.2 and 9.3 of the Verizon Sublicense Agreement.

13.4        Supplier’s Infringement Indemnity.

(a)           Supplier shall indemnify, defend and hold harmless Customer, Customer Affiliates and their Indemnitees from and against any and all Losses that result or are claimed to result in whole or in part from the contention that any Equipment, Supplier Materials or Deliverables or other resources provided by or on behalf of Supplier to Customer pursuant to this Agreement or otherwise provided and used by Supplier in connection with this Agreement, or any Commissioned Materials, Developed IP or modifications made by Supplier to Materials, constitute infringement or misappropriation of any third party’s patents validly issued as of the Schedule Effective Date of the applicable Schedule, or in the case of Commissioned Materials, the date Supplier commences such development (but in all cases only with respect to patent rights in the countries from which the Service is being provided or to which the Service is provided), trademarks, copyrights, or trade secrets.

(b)           Supplier shall not indemnify Customer, however, to the extent the claim of infringement is caused by:

(i)            Customer’s misuse or modification of a Deliverable;

(ii)           Customer’s failure to use corrections or enhancements made available by Supplier if (A) Supplier has notified Customer at the time of provisioning that use of such correction or enhancement is necessary to avoid infringement in cases where Supplier has knowledge that their purpose was to avoid infringement, and (B) such corrections or enhancements do not adversely affect the functionality, performance or compatibility of the applicable item;

(iii)         Customer’s use of a Deliverable in combination with any product not owned, developed or approved by Supplier and not intended by the Parties to be used with the Deliverable where such combination is the source of the claim, provided that, for the avoidance of doubt, where the Deliverable is installed in, or interfaces with, or is used in connection with, a Supplier Managed Customer System or any other Software which Supplier is obligated to maintain or which is identified in a Schedule, the Parties will be deemed to have intended to use such Deliverable with such Supplier Managed Customer System (including the Software therein) or Software;

(iv)          Customer’s distribution, marketing or use for the benefit of third parties who are not Permitted Recipients or Authorized Users of a Deliverable;

(v)            Supplier’s compliance in developing a Deliverable with information, direction, specification or materials provided by Customer in connection with this Agreement, and the infringement cannot be remedied by modifying the Deliverable while maintaining compliance with the information, direction, specification or materials; or

(vi)          The infringing material was furnished to Supplier by Customer or by Customer’s previous or current service provider working on the services to be transitioned to Supplier.

(c)           If any Deliverable is, or in Supplier’s opinion is likely to be, held to be infringing, Supplier shall, in addition to its obligations under Section 13.4(a), at its expense and option, except to the extent the cause of such infringement is set forth in Section 13.4(b), either:

(i)            Procure the right for Customer to continue using it;

(ii)           Replace it with a non-infringing item of equivalent or better performance, functionality and compatibility; or

(iii)         Modify it to make it non-infringing but of equivalent or better performance, functionality and compatibility.

(d)           If Sections 13.4(c)(i) — (iii) are not commercially reasonable, Supplier may, upon twelve (12) months notice, direct the return of the Deliverable and refund to Customer the fees paid for such Deliverable, and any other Deliverable whose use is adversely affected in a material respect by the unavailability of the infringing Deliverable, less a reasonable amount for Customer’s use of the Deliverable up to the time of return.    In addition, Customer may terminate any Schedule or portion thereof that is affected in a material or adverse manner by such discontinuation, and the Fees for the remaining Services will be equitably adjusted downwards to reflect the discontinuance of the infringing Item.

(e)           The foregoing remedies constitute Customer’s sole and exclusive remedies and Supplier’s entire liability with respect to infringement.

13.5        Customer Infringement Indemnity.

(a)           Customer shall indemnify, defend and hold harmless Supplier, Supplier Affiliates and their Indemnitees from and against any and all Losses that result or are claimed to result in whole or in part from the contention that any Equipment, Customer Materials or other Software or Materials or other resources provided by or on behalf of Customer to Supplier pursuant to this Agreement (including the Customer Materials or other Software or Materials made available to Supplier in connection with the Verizon Sublicense Agreement) or otherwise provided and used by Customer in connection with this Agreement constitute infringement or misappropriation of any third party’s patents validly issued as of the Schedule Effective Date of the applicable Schedule, or in the case of Commissioned Materials, the date Supplier commences such development (but in all cases only with respect to patent rights in the countries from which the Service is being provided or to which the Service is provided, trademarks, copyrights, or trade secrets.

(b)           Customer shall not indemnify Supplier, however, if the claim of infringement is caused by:

(i)            Supplier’s misuse or modification of the Customer resource or item;

(ii)           Supplier’s failure to use corrections or enhancements made available by Customer if Customer has notified Supplier at the time of provisioning that use of such correction or enhancement is necessary to avoid infringement in cases where Customer has knowledge that their purpose was to avoid infringement; or

(iii)         Supplier’s use of the Customer resource or item in combination with any product not owned, developed or approved by Customer and not intended by the Parties to be used with the Customer resource or item and such combination is the source of the claim, provided that, for the avoidance of doubt, where the resource or item is installed in a Supplier Managed Customer System, the Parties will be deemed to have intended to use such resource or item Deliverable with such Supplier Managed Customer System (including the Software therein).

(c)           For the avoidance of doubt, Supplier’s use, reproduction, modification and creation of derivative works of any Unknown Third Party Software and Third Party Modules (each as defined in the Verizon Sublicense Agreement) made available to Supplier by Customer shall not be considered misuse, provided that such activity is undertaken during the Term or the Termination Assistance Period and for the sole purpose of providing the Services to Customer and its Affiliates; and further provided that Customer has not provided Supplier with notice under last paragraph of Section 8 of the Verizon Sublicense Agreement to cease all use or certain uses of the Unknown Third Party Software for Third Party Module.

(d)           If any Customer resource or item is, or in Customer’s opinion is likely to be, held to be infringing, Customer shall, in addition to its obligations under Section 13.5(a), at its expense and option, except to the extent the cause of such infringement is set forth in Section 13.5(b), either (i) procure the right for Supplier to continue using it; (ii) replace it with a non-infringing equivalent; (iii) modify it to make it non-infringing, or (iv) direct its return to Supplier if it was provided to Supplier and or otherwise discontinue its use, provided that the removal of such resource or item may be deemed a Possible Excuse if such discontinuation qualifies as such under Section 11.10 (Savings).

(e)           The foregoing remedies and Supplier’s rights under Section 11.10 (Savings) constitute Supplier’s sole and exclusive remedies and Customer’s entire liability with respect to infringement.

13.6        Indemnification Procedures.  If a third party makes a claim against a Party for any amounts which would be subject to indemnification by the other Party under this Section 13 or a third party brings a legal proceeding or claim against a Party and such Party seeks or plans to seek indemnification from the other Party pursuant to this Section 13 (Indemnification) (each such Party an “Indemnified Party” and each such claim a “Third Party Claim”), the Indemnified Party will give the other Party (the “Indemnifying Party”) prompt written notice of any such Third Party Claim for which it seeks indemnification; provided that the failure or delay in doing so will not excuse the Indemnifying Party of its indemnification obligations except to the extent prejudiced by such failure or delay.  The Indemnifying Party shall have the right to control the defense and investigation of such claim and to employ and engage attorneys to handle and defend the same, at the Indemnifying Party’s sole cost and expense.  The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom.  No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party.  After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim.  If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

13.7        Conflicts.  Where the Party defending a Third Party Claim pursues a defense strategy that results in or may result in Losses for which the other Party is obligated under this Section 13, as opposed to a strategy where neither Party is obligated to pay any Losses in connection with such claim, the defending Party shall so notify the other Party and the other Party shall have the right to hire counsel of its choice and at its expense and assume the defense of such claim as it relates to such Party.  Following resolution, Losses will be allocated based on the relative fault of each Party.

14.           Damages.

14.1        Exclusion of Damages.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT OR OTHERWISE, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGE, LOSS OR EXPENSES (INCLUDING BUT NOT LIMITED TO BUSINESS INTERRUPTION, LOST

BUSINESS, LOST PROFITS, OR LOST SAVINGS) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.2        Limitation on Damages.  THE MAXIMUM LIABILITY OF EITHER PARTY TO THE OTHER FOR ANY CLAIM UNDER THIS AGREEMENT (WHETHER BASED ON A BREACH OF CONTRACT, TORT OR ANY OTHER THEORY),  SHALL NOT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE OF THE FEES PAID AND PAYABLE TO SUPPLIER UNDER THIS AGREEMENT FOR THE TWELVE (12)-MONTH PERIOD PRECEDING THE DATE THE CLAIM ARISES (AND IF FEWER THAN TWELVE (12) MONTHS HAVE ELAPSED FROM THE EFFECTIVE DATE, THEN TWELVE (12) TIMES THE AVERAGE MONTHLY FEES PAID DURING THE ELAPSED TIME SINCE THE EFFECTIVE DATE) (the “General Liability Cap”).  EACH PARTY ACKNOWLEDGES THAT THE FOREGOING LIMITATIONS ARE AN ESSENTIAL ELEMENT OF THE AGREEMENT BETWEEN THE PARTIES AND THAT IN THE ABSENCE OF SUCH LIMITATIONS THE PRICING AND OTHER TERMS SET FORTH IN THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

14.3        Exceptions to Damages Exclusion and Cap.

(a)           The exclusions in Section 14.1 and the General Liability Cap shall not apply to the liability of the applicable Party to the extent such liability results from (i) such Party’s obligation to indemnify (Section 13); (ii) such Party’s breach of its general obligations with respect to Confidential Information (Section 6.1-6.4); or (iii) damages resulting from fraud.  In addition, Customer’s obligation to pay amounts due, and each Party’s liability for claims resulting from damage to real property or tangible personal property, shall not be subject to the General Liability Cap.

(b)           The following will be deemed direct damages (i.e., not excluded by Section 14.1) but will count towards the applicable liability cap: (i) Customer’s costs of implementing and performing work-arounds; (ii) Customer’s costs of replacing lost, stolen or damaged goods or materials (other than data); (iii) Customer’s costs to procure replacement services from an alternate source as a result of a failure to perform, to the extent in excess of the applicable Fees; (iv) overtime, straight time and related expenses and allocated overhead (including travel, lodging, wages and benefits) as a result of Supplier’s failure to perform its obligations; (v) reasonable attorneys fees incurred in connection with enforcing each Party’s rights under this Agreement; (vi) damages resulting from Supplier errors in transactions processed by Supplier in connection with the Services; (vii) Customer’s costs to replace, reload, correct, restore or reconstruct lost or damaged data caused by Supplier or Supplier Related Parties or by a breach of Supplier’s obligations under this Agreement; and (viii) the following costs incurred in connection with a security breach of Customer Personal Data to the extent the breach is caused by Supplier:  communication costs (including costs to notify and provide information and instructions to individuals, costs to accept and answer questions from individuals, and costs to provide relevant information to individuals), costs to procure credit reports and to procure credit and identity theft monitoring services and insurance for affected individuals, costs to identify the cause and extent of data loss (including costs to engage consultants, such as forensic computer specialists), costs provided for in Section 6.6(h), costs to investigate and mitigate incidents of identity theft, costs to issue fraud security alerts and notify and work with creditors, credit bureaus and law enforcement personnel to restore credit accuracy.

(c)           The following will be deemed direct damages (i.e., not excluded by Section 14.1), and will not count towards the General Liability Cap, but instead will be subject to a separate and stand alone cap equal to two (2) times the General Liability Cap, the “Double Liability Cap”):  payments or penalties imposed on Customer by a governmental or regulatory body as a result of Supplier’s failure to perform its obligations.  The following will not count towards the General Liability Cap, but instead will be subject to the Double Liability Cap:  damages resulting from Gross Negligence.

(d)           The following will not count towards the General Liability Cap or the Double Liability Cap, but instead will be subject to a separate and stand alone cap equal to fifty million dollars ($50,000,000) (the “Maximum Cap”):  (i) damages resulting from willful misconduct, including intentional actions taken by a Party knowing they will result in harm to the other Party, (ii) damages resulting from a breach of Supplier’s obligations under Section 3.2 (Service Locations; Location of Customer Personal Data); or (iii) damages resulting from a breach of Supplier’s obligations set forth in Section 6.6 that result in a data security breach.

(e)           The following will not be deemed excluded by the exclusions in Section 14.1 and will not count towards the General Liability Cap or the Double Liability Cap, but instead will be subject to the Maximum Cap:  damages incurred by Customer resulting from Supplier’s cessation or suspension of, or refusal to provide, any Services then required to be provided by Supplier (including Supplier’s failure to perform any of its obligations under Section 12 (Termination Assistance and Exit Rights)), where such cessation, suspension or refusal (i) was a deliberate decision by Supplier and (ii) was not the result of a permissible termination or suspension of this Agreement by Supplier; provided that Supplier shall have two (2) business days following receipt of written notice from Customer, expressly alleging such cessation, suspension or refusal with reference to this Section 14.3(e), to cure such cessation, suspension or refusal.  Such cure period shall not be construed to limit the accrual of damages under this Section 14.3(e) during the cure period, if the cessation, suspension or refusal is not cured within such period.  For the avoidance of doubt, Supplier’s allocation of resources from one aspect of the Services to another does not constitute a deliberate decision to cease performing the former Services for the purposes of this Section 14.3(e) unless such re-allocation is a breach of the Agreement.

(f)            Notwithstanding anything herein to the contrary, if damages incurred pursuant to this Agreement exceed thirty percent (30%) of any of the Double Liability Cap or Maximum Cap, the Party incurring such damages (and not the Party causing such damages) shall have the right to terminate this Agreement, in whole, but not in part, pursuant to Section 11.5 (Termination for Cause by Customer) or Section 11.7 (Termination for Cause by Supplier).

14.4        Liability for Third Parties.  Each Party will be responsible hereunder for any acts or omissions of itself, its Affiliates, its Contractors and its Personnel, as if such acts and omissions were the acts and omissions of such Party.

14.5        Basis of the Bargain.  Each Party acknowledges that the foregoing limitations are an essential element of the Agreement between the Parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

14.6        Injunctive Relief.  Each Party acknowledges and agrees that a breach of Section 5 (Property Rights), Section 6 (Confidentiality) or Section 12 (Termination Assistance and Exit Rights) will result in damages to the other Party for which monetary remedies are inadequate.  As such, each Party agrees that if such a breach occurs, the injured Party shall be entitled to seek injunctive relief and any and all other remedies available at law or in equity.

14.7        Duty to Mitigate.  Each Party has a duty to mitigate the damages and losses that would otherwise be recoverable from the other Party pursuant to this Agreement (including under any indemnity) by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages or amounts.

14.8        Service Credits.  Customer agrees that any Service Credits issued to Customer in connection with a Service Level failure will count towards any other damages Customer is entitled to in connection with such Service Level failure, and shall apply towards the General Liability Cap set forth in Section 14.2.

15.           Insurance.  Supplier shall comply with the insurance requirements set forth in Exhibit H (Insurance).

16.           Miscellaneous Provisions.

16.1        Assignment.  No Party shall, without the consent of the other Party, assign this Agreement or any amounts payable pursuant to this Agreement, except that (a) Customer may assign this Agreement, in whole or in part, without such consent:  (i) to an Affiliate; (ii) an entity which acquires all or substantially all of the assets of Customer and which is not a Supplier Competitor; or (iii) any successor in a merger involving Customer where Customer is not the surviving entity, provided the surviving entity is not a Supplier Competitor; and (b) Supplier may assign this Agreement without such consent (i) to an entity which acquires all or substantially all of the assets of Supplier and which is not a Customer Competitor; (ii) any Affiliate; or (iii) any successor in a merger or acquisition involving Supplier where Supplier is not the surviving entity where the surviving entity is not a Customer Competitor; provided that in each case of (a) or (b) herein, such assignee assumes in writing all of the covenants and obligations of the assigning Party set forth in this Agreement.  Notwithstanding the foregoing or anything herein to the contrary, if Supplier assigns this Agreement to a vendor that would, by virtue of reputation or past experience known to Customer, be undesirable to have in a position of control or influence over Supplier), Customer shall have the right to terminate for convenience this Agreement by providing written notice, effective as of a date specified in such notice, subject to all payment obligations, including Wind Down Fees, if any, but specifically excluding Termination Fees.  Each Party shall notify the other Party as promptly as reasonably possible as to the occurrence, or likely occurrence, of any assignment under this Section 16.1.  The consent of a Party to any assignment of this Agreement shall not constitute such Party’s consent to any further assignment.  This Agreement shall be binding on the Parties and their respective successors and permitted assigns, and neither Party shall be relieved of its obligations under this Agreement as a result of any such assignment.  Any assignment in contravention of this subsection shall be void.   Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall be deemed to prohibit Customer from making a public offering of its securities or give Supplier any rights, termination or otherwise, if Customer so offers its securities.

16.2        Divestitures.  If Customer divests a business unit or entity, or an Affiliate is divested such that it is no longer an Affiliate (collectively, “Divested Entities”), Supplier shall continue to provide, at Customer’s request, to the Divested Entity, any Services identified by Customer which such Divested Entity was receiving prior to the divestiture for up to twelve (12) months from the effective date of such divestiture, under the then-current terms, conditions and pricing of this Agreement; provided that in no event shall Supplier be obligated to perform such Services following the end of the Termination Assistance Period.  In addition, with respect to any such divestitures, Supplier shall provide Termination Assistance Services, as provided for in Section 12.2 (Termination Assistance).  Any increased costs to Supplier for providing such Termination Assistance Services are subject to Section 12.4.  To the extent the applicable Schedule contains any minimum spending requirements, volumes or other such commitments, (a) if the Divested Entity or an Affiliate agrees to any minimum requirements or commitments, then Customer’s minimum spending requirements or commitments under such Schedule shall be equitably adjusted downwards by the value of any requirements and commitments assumed by the Divested Entity, and (b) if the Divested Entity or an Affiliate does not commit to any such minimum requirements or commitments, then any spending or consumption by such Divested Entity for services of comparable scope will count towards Customer’s commitments and requirements.  In addition, to the extent any portion of the fees payable under such Schedule are attributable to the Divested Entity, such fees shall be equitable adjusted downwards as provided for in Section 8.3 (Equitable Adjustments) of Exhibit B (Services).

16.3        Bankruptcy.

(a)           General. The Parties hereby agree that if Supplier becomes a debtor or debtor-in-possession under the Bankruptcy Code and this Agreement or any Schedule is rejected or proposed to be rejected under Section 365 of the Bankruptcy Code, any and all Deliverables licensed to Customer pursuant to this Agreement shall be deemed to fall within the definition of “intellectual property” under Section 101 of the Bankruptcy Code and, in connection therewith, Section 365(n) of the Bankruptcy Code shall be implicated by such rejection or proposed rejection.  If either Party files for bankruptcy under any non-United States bankruptcy Laws, this provision shall be deemed to apply to the extent necessary to preserve the rights provided for in this provision.  Notwithstanding anything to the contrary in this Agreement, during the pendency of Customer’s Bankruptcy Code Chapter 11 cases currently pending before the U.S. Bankruptcy Court for the District of Hawaii (such court, the “Bankruptcy Court,” and such cases, the “Chapter 11 Cases”), if Customer fails to provide Supplier with payment of undisputed Fees due and payable in excess of one (1) month’s Fees while Customer is a debtor-in-possession in the Chapter 11 Cases, or if Customer rejects this Agreement under Section 365 of the Bankruptcy Code in connection with the Chapter 11 Cases, in either case, Supplier shall be entitled to suspend performance of the Services seven (7) days after providing Customer with written notice of Supplier’s intent to suspend, without any liability to Supplier and without further notice to, or order from, any applicable court with jurisdiction over the matter, including without limitation, the Bankruptcy Court.

(b)           Approval Motion.  The Parties agree that this Master Agreement, together with Schedule A amend and restate in its entirety the Prior Agreement.  Promptly after the execution of this Master Agreement and Schedule A, Customer will file a motion (the “Approval Motion”) with the Bankruptcy Court, upon proper notice to creditors, seeking an order in a form acceptable to both Parties in each Party’s sole discretion (the “Approval Order”) (i) authorizing Customer to assume the Prior Agreement, as amended and restated in its entirety by this Master Agreement and Schedule A, and (ii) approving this Master Agreement and Schedule A, and (iii) providing for payment to Supplier of a claim for all pre-petition amounts due to Supplier to cure all defaults in the Prior Agreement pursuant to Section 365 of the Bankruptcy Code in the amount of $733,000, which Supplier hereby stipulates represents the entire unpaid pre-petition obligation due to it from Customer (“Cure Claim”).  In connection with the foregoing and Customer’s assumption of this Master Agreement and Schedule A, upon the Approval Order becoming a final order, Supplier shall waive and be deemed to have waived, payment of the Cure Claim by Customer. This Master Agreement, including Schedule A, will be attached as an exhibit to the Approval Motion, provided that Customer will seek and obtain confidential treatment of the portions of this Master Agreement and Schedule A that are confidential, as provided for in Section 6 (Confidentiality), and Customer shall obtain all necessary approvals from the Bankruptcy Court or otherwise to permit such filing under seal at its sole cost and expense.  Customer will incorporate comments provided by Supplier in connection with redacting this Master Agreement and Schedule A which comments are reasonable and consistent with Section 6.

(c)           Conditions to Effectiveness.  Unless expressly waived in writing by both Parties, this Master Agreement and Schedule A and the transactions contemplated hereunder and thereunder shall not become effective until the Bankruptcy Court enters the Approval Order  in a form satisfactory to the Parties in each Party’s sole discretion.

(d)           Termination.  Failure of the conditions set forth under subsection (c) above to occur on or before April 30, 2009, or be waived in writing by the Parties, shall cause this Master Agreement and Schedule A to be null and void, and the Parties shall retain all rights, remedies, defenses, obligations and liabilities existing as of the date immediately prior to the execution of this Master Agreement and Schedule A.

16.4        Notices.  Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement shall be in writing (which shall include email transmission to the email address below and it expressly states “Official [PARTY NAME] Notice under Master Services Agreement” in the subject line and is followed up by notice by another approved means).  Wherever under this Agreement one Party is required to give notice to the other, such notice shall be deemed effective when received, except that in the case of notices provided by facsimile, which will be deemed effective upon the sender’s receipt of confirmation, in each case, addressed to the addresses below (or such other address as either party may be notified of as described above).

If to Customer:

Hawaiian Telcom Communications, Inc.

1177 Bishop Street

Honolulu, Hawaii 96813

Attention:  Chief Information Officer (Rose Hauser)

Facsimile Number: (808) 546-8956

Email:  Rose.Hauser@hawaiiantel.com

With a copy to:

Hawaiian Telcom Communications, Inc.

1177 Bishop Street

Honolulu, Hawaii 96813

Attention:  General Counsel

Facsimile Number: (808) 546-8956

Email:  John.Komeiji@hawaiiantel.com

With a copy to:

McDermott Will & Emery

2049 Century Park East, 38th Floor

Los Angeles, CA 90067

Attention:  Adel Bebawy

Facsimile Number:  (310) 277-4730

Email:  Abebawy@mwe.com

If to Supplier:

Accenture

300 Campus Drive

Florham Park, NJ  07932

Attention:  Victor Nhaisi

Facsimile Number: (973) 301-1056

Email:  victor.nhaisi@accenture.com

With a copy to:

Accenture

Attn:  C&HT Legal Counsel (Steve Olson)

161 N. Clark Street

Chicago, IL  60601

USA

Facsimile Number:  312.652.5787

Email:  Steve.Olson@accenture.com

16.5        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

16.6        Relationship.  The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make the Parties partners, joint venturers, principals, agents or employees of the other.  No officer, director, employee, agent, Affiliate or Contractor retained by Supplier to perform work on Customer’s behalf under this Agreement shall be deemed to be an Employee or Contractor of Customer.  No Party shall have any right, power or authority, express or implied, to bind the other.

16.7        Consents, Approvals and Requests.  Except as specifically set forth in this Agreement, all consents and approvals to be given by a Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

16.8        Severability.  If any provision (or portion thereof) of this Agreement conflicts with applicable Law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, then (a) such provision (or portion thereof as applicable) will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Law, and (b) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

16.9        Waivers.  No forbearance or delay by a party in enforcing any terms or conditions of this Agreement, will prejudice the rights or remedies of that party.  No waiver of any terms or conditions of this Agreement will be valid or binding on a party unless such party makes the waiver in writing.  The failure of one party to enforce any of the provisions of this Agreement, or the failure to require at any time the performance of the other party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a party to enforce each and every provision thereafter.

16.10      Timing and Cumulative Remedies.  Each Party acknowledges and agrees that time is of the essence with respect to its performance of its obligations under this Agreement.  No right or remedy herein conferred upon or reserved to a Party is exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable Law, whether now or hereafter existing.  No Party shall be entitled to recover duplicative amounts regardless of whether such Party prevails on one or more causes of action.

16.11      Entire Agreement.  This Agreement (including all Exhibits and each Schedule), constitutes the complete, final and exclusive statement of the terms of the agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, communications, promises and discussions of the Parties, whether oral or written, with respect to such subject matter.  Each Party has been represented by counsel in the negotiation and drafting of this Agreement, and neither party has relied on any statement, representation, warranty or promise not expressly contained in this Agreement.  There are no conditions precedent to the effectiveness of this Agreement except as specifically stated herein.  The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings.

16.12      Amendments.  No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by a duly authorized representative of each Party.

16.13      Survival.  The terms of the following sections and any exhibits which correspond to such sections shall survive the expiration or termination of this Agreement: 1 (Agreement Structure), 4 (Governance; Dispute Resolution) (excluding Section 4.4 (Continuity of Services)), 5 (Property Rights) (excluding Section 5.4 (License Rights During the Term), 6 (Confidentiality), 7 (Fees; Payments; Taxes), 8 (Audits), 11.11 (Termination Fees and Wind Down Expenses), 12 (Termination Assistance and Exit Rights), 13 (Indemnification), 14 (Damages) and 16

(Miscellaneous Provisions), and any other provision which expressly states that its terms survive the expiration or termination of this Agreement.

16.14      Third-Party Beneficiaries.  Nothing contained in this Agreement is intended or shall be construed to confer upon any person (other than the Parties hereto, the Parties Affiliates pursuant to Section 4.5, and the Indemnitees specifically identified in Section 13 with regard to indemnification rights set forth therein) any rights, benefits or remedies of any kind or character whatsoever, and, subject to Section 4.5, no person or entity shall be deemed a third-party beneficiary under or by reason of this Agreement.

16.15      Governing Law; Venue; Arbitration.  The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, U.S.A., excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction, and excluding the applicability of the United Nations Convention on Contracts for the International Sales of Goods.  To the extent a dispute cannot be resolved in accordance with the dispute resolution process set forth in Section 4, each Party will be free to exercise any other rights available to it, including litigation, provided that any such litigation may only be brought in the State and Federal Courts in the State of Hawaii.  In the event the Parties mutually agree to arbitrate such unresolved dispute, the dispute shall be submitted to binding arbitration in accordance rules and procedure for commercial arbitration of the American Arbitration Association (AAA) at the office of the AAA located in Honolulu, Hawaii (or such other arbitration organization located in Honolulu on which the parties may mutually agree) and with Hawaii Revised Statutes §658A, and the Parties hereby agree that the arbitrator’s award shall be final, and, pursuant to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, may be filed with and enforced as a final judgment by any court of competent jurisdiction.  Either Party may seek interim measures of protection, including but not limited to interim injunctive relief, in a court of competent jurisdiction located in Honolulu, Hawaii.  The Parties consent and agree to the jurisdiction of the tribunals mentioned in this paragraph, and waive any and all objections to such forums, including but not limited to objections based on improper venue or inconvenient forum.

16.16      Covenant of Further Assurances.  The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

16.17      Export.  Supplier shall retain responsibility for its compliance with all applicable import and export control Laws and economic sanctions programs in connection with the performance of the Services, and Customer shall retain responsibility for its compliance with all such Laws and sanctions programs in connection with its receipt of the Services, including as such Laws relate to any Equipment, Software, System, technology, part, technical data (including, without limitation, any data defined as technical data by applicable United States export regulations), element or sub-elements, personally identifiable data or any other product or data provided by Customer to Supplier, in connection with this Agreement.  Without limiting the generality of the foregoing, Supplier shall not export or re-export any such items, directly or indirectly, to any destinations prohibited by the United States Government. Prior to granting access or providing Supplier any Customer goods, software and/or technical data subject to export control laws controlled at a level other than EAR99/AT, Customer shall provide written notice to Supplier specifying the relevant export control classification numbers.  If Customer requests Supplier’s assistance, Supplier shall provide any of the following assistance:  (a) upon Customer providing written notice to Supplier specifying the relevant export control classification numbers, Supplier will determine whether access from the Supplier Service Location is permitted (or any conditions to that access, such as a license); and (b) with respect to Customer Software: (i) Supplier will identify which manufacturers have posted the export classification control number on their publicly available websites and which have not; (ii) for manufacturers which have posted the export classification control number, Supplier shall obtain such number and determine whether such Software can be accessed from the Supplier Service Locations (or any conditions to that access, such as a license); and (iii) for Commissioned Materials, Supplier will provide Customer the relevant technical specifications, as set forth in a mutually agreed upon work order, necessary to support Customer’s determination of export control classification, and once determined by Customer, Customer will provide such number to Supplier and Supplier shall determine whether such Commissioned Material can be accessed from the Supplier Service Location (or any conditions to that access, such as a license). For the avoidance of doubt, Supplier will be solely responsible for determining whether any Supplier provided goods, software and/or technical data can be accessed from any Supplier Service Locations.  Each Party acknowledges that the other will not provide any suggestions, analyses or recommendations to it pursuant to this Section 16.17, provided that the technical specifications provided by Supplier with respect to Commissioned Materials will not be deemed suggestions, analyses or recommendations pursuant to this sentence. Supplier may decline to receive goods, software, and/or technical data subject to export control laws controlled at a level other than EAR99/AT, or  obtain other relief from Customer.  Notwithstanding anything herein to the contrary, Customer shall have no liability to Supplier whatsoever for inaccurately determining any export classification control number or for providing Supplier an inaccurate export classification control number, provided that Customer implements a reasonable process for procuring the export classification control numbers and Customer provides Supplier with the export classification control numbers upon which Customer relies.

16.18      Conflict of Interest.  Supplier shall not pay any salaries, commissions, fees or make any payments or rebates to any Customer Employee, or to any designee of such employee, or favor any Customer Employee, or any designee of such Customer Employee, with gifts or entertainment of significant cost or value or with services or goods sold at less than full market value.  Supplier further agrees to insert the provisions of this Section in each contract with a Supplier Contractor.

16.19      Publicity.  Each of Customer and Supplier shall (a) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other Party’s name is mentioned or which contains language from which the connection of such name may be inferred or implied and (b) not publish or use such advertising, sales promotions, press releases or publicity matters, nor make any public disclosure regarding the terms and conditions of this Agreement or the business relationship between the Parties, without prior written consent from the other Party’s authorized representative.  Notwithstanding the foregoing, during the Term of this Agreement and so long as Customer has not terminated this Agreement and unless otherwise directed by Customer, Supplier may identify Customer as a client of Supplier and generally describe the nature of the Services in Supplier’s promotional materials, case studies, qualification statements, and proposals to current and prospective clients, provided that such listing is factual only (e.g., Customer is listed with at least 10 other customers, in alphabetical order, without the use of any Customer trademark or logo).  In addition, either Party may make disclosures as required by a court order or as otherwise required by Law (including disclosure requirements of the Securities Exchange Commission, Public Utilities Commissions, Federal Communications Commission and any other Governmental Authority and in connection with any legal or arbitration proceeding relating to this Agreement).  In no event may either Party use the trademarks, service marks, logos or other such marks of the other Party without prior written consent for any use.  The Parties agree to negotiate in good faith a joint press release approved by both Parties announcing the existence of this Agreement and the general nature of the Services, within thirty (30) days after the Effective Date.

16.20      Good Faith and Fair Dealing.  In entering into this Agreement, the Parties each acknowledge and agree that all aspects of the worldwide business relationship and dealings between the Parties contemplated by this Agreement shall be governed by the fundamental principle of good faith and fair dealing except as otherwise explicitly provided herein.

16.21      Alliances Disclosure.  Supplier has alliance relationships with third party product and services vendors.  As part of many such relationships, Supplier is able to resell certain products and services and/or may receive compensation from vendors in the form of fees or other benefits in connection with the marketing, technical and other assistance provided by Supplier.  Customer acknowledges that such relationships may be beneficial to Supplier and assist in its performance of the Services hereunder.

IN WITNESS WHEREOF, each of Customer and Supplier has caused this Agreement to be signed and delivered by their duly authorized representatives.

HAWAIIAN TELCOM COMMUNICATIONS, INC.	ACCENTURE LLP

/s/ Rose M. Hauser	/s/ John F. Walsh

Name: Rose M. Hauser	Name: John F. Walsh

Title: SVP & Chief Information Officer	Title: Partner

Date: March 16, 2009	Date: March 14, 2009